(d)(23)

                                 AMENDMENT NO. 2
                                       TO
                        SUB-INVESTMENT ADVISORY AGREEMENT

                             THE GLENMEDE FUND, INC.
                            (INTERNATIONAL PORTFOLIO)

      The Sub-Investment Advisory Agreement dated January 1, 2002, by and among The Glenmede Fund, Inc. (the "Fund"), Glenmede Advisers, Inc. and Philadelphia International Advisors LP (the "Agreement") is hereby amended effective as of August 1, 2005 as follows:

      Paragraph 5, COMPENSATION OF THE SUB-ADVISER, is amended and restated in its entirety as follows:

            5. COMPENSATION OF THE SUB-ADVISER

      For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date hereof, Glenmede Advisers, Inc. will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor, a fee computed daily and paid monthly (in arrears), at an annual rate of .26% of the average daily net assets held in the Portfolio.

      Paragraph 14, NON-SOLICITATION, is added to the Agreement as follows:

            14. NON-SOLICITATION

      14.1. During the term of this Agreement, and for a period of two (2) years thereafter, the Adviser shall not, without prior written approval of the chief executive officer of the Sub-Adviser, directly or indirectly through any other person, firm or corporation, whether individually or in conjunction with any other person, or as an employee, agent, representative, partner or holder of any interest in any other person, firm, corporation or other association, solicit, entice, recruit, induce or hire any person who presently is or at any time during the term hereof shall be an employee, agent or representative of the Sub-Adviser or its affiliates to become employed or retained by the Adviser or any other person, firm or corporation, and the Adviser shall not approach any such employee, agent or representative for such purpose or authorize, assist, facilitate or knowingly approve the taking of such actions by any other person.

      14.2. During the term of this Agreement, and for a period of two (2) years thereafter, the Sub-Adviser shall not, without prior written approval of the chief executive officer of the Adviser, directly or indirectly through any other person, firm or corporation, whether individually or in conjunction with any other person, or as an employee, agent, representative, partner or holder of any interest in any other person, firm, corporation or other association, solicit, entice, recruit, induce or hire any person who presently is or at any time during the term hereof shall be an employee, agent or representative of the Adviser or its affiliates to become employed or retained by the Sub-Adviser or any other person, firm or corporation, and the Sub-Adviser shall not approach any such employee, agent or representative for such purpose or authorize, assist, facilitate or knowingly approve the taking of such actions by any other person.

      14.3. In the event of any breach or violation of any restriction contained in this Section, the period specified therein shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

      14.4. If any clause or provision of this Article is determined by a court to be unenforceable because of its duration or scope, the parties expressly agree that the duration and/or scope of such clause or provision shall be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable.


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

      Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

      Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their officers designated below as of August 1, 2005.

                        THE GLENMEDE FUND, INC.

                        By: /s/ Mary Ann B. Wirts
                           ------------------------
                           Title: President


                        GLENMEDE ADVISERS, INC.

                        By: /s/ Kimberly C. Osborne
                           ------------------------
                           Title: Vice President

                        PHILADELPHIA INTERNATIONAL ADVISORS LP
                        By: Philadelphia International Partners LP,
                        its General Partner

                        By: AB Williams Company LLC, its General Partner

                        By: /s/ Andrew B. Williams
                           ------------------------
                           Andrew B. Williams
                           its Managing Member


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